Exhibit 2.1

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”), is made and entered into as of April 27, 2020 (the “Second Amendment Effective Date”), by and among BioPharmX Corporation, a Delaware corporation (“Parent”), BITI Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Timber Pharmaceuticals LLC, a Delaware limited liability company (“Company”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in that certain Agreement and Plan of Merger and Reorganization, made and entered into as of January 28, 2020, as previously amended, by and among Parent, Merger Sub and Company (the “Merger Agreement”).

RECITALS

A.            Section 10.2 of the Merger Agreement provides that the Merger Agreement may not be amended except by the approval of Parent, Merger Sub and Company.

B.            The board of directors and the board of managers of each of the respective parties, as applicable, have determined that this Amendment is advisable and in the best interests of their respective entities and their respective stockholders and members to enable the condition to the Merger that the Parent remain listed on the NYSE American Exchange (“NYSE”) to be satisfied, and this Amendment shall be read in a manner consistent with NYSE regulations so as to effectuate such purpose.

C.            The parties wish to amend the Merger Agreement as set forth in this Amendment, such amendment to be effective as of the date hereof.

AGREEMENT

The parties to this Amendment, intending to be legally bound, hereby agree as follows:

1.              Amendment to Definition of Timber Allocation Number.  The definition of “Timber Allocation Number” set forth in Exhibit A of the Merger Agreement is supplemented to add the following at the end of the current definition:

“Notwithstanding the foregoing, if, immediately prior to the Effective Time, the New Outstanding Number (prior to the adjustments described herein) times the NYSE Closing Price is less than $50,000,000 then, at the Effective Time, the Timber Issuance Number shall be increased such that the New Outstanding Number times the NYSE Closing Price equals or exceeds $50,000,000; provided that the increase to the Timber Issuance Number shall not cause the number of shares of Parent Common Stock being issued to the holders of Timber Common Units under the Registration Statement to exceed the Limit Number; provided, further, that if the foregoing formula produces a product of less than $50,000,000, the Timber Issuance Number shall equal the Limit Number.”

2.              Amendment to Definition of Timber Percentage. The definition of “Timber Percentage” set forth in Exhibit A of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“Timber Percentage” means 88.5% unless the additional clause of the definition of Timber Allocation Number contained in Section 1 of this Amendment becomes applicable.”

3.              Additional Definitions.  The following additional terms shall be as defined herein.

a.              “New Outstanding Number” shall mean the sum of the Parent Outstanding Number and the Timber Issuance Number.

b.              “Parent Outstanding Number” shall mean the number of shares of Parent Common Stock outstanding on the Closing Date before the consummation of the Merger but excluding any shares of Parent Common Stock held by the Company (Parent represents such number is expected to be 16,407,907 at the Effective Time as of the Second Amendment Effective Date).

c.               “Securities Purchase Agreement” shall mean the Securities Purchase Agreement, dated as of March 27, 2020, by and among Parent, Company and certain accredited investors, as it may be amended from time to time.

d.              “Timber Issuance Number” shall mean the number of shares of Parent Common Stock to be issued in the Merger to holders of Timber Common Units, including the investors party to the Securities Purchase Agreement upon conversion of the Initial Common Units and the Additional Common Units  (both as defined in the Securities Purchase Agreement), all of which shares shall be issued at the Effective Time of the Merger (including the shares of Parent Common Stock underlying the Additional Common Units that were to be placed in escrow under the Securities Purchase Agreement), but excluding the shares of Parent Common Stock underlying the Company VARs.

e.               “Limit Number” shall mean a number of shares of Parent Common Stock such that the number of registered shares of Parent Common Stock issued pursuant to the Registration Statement to holders of Timber Common Units would be 167,080,902 at the Effective Time, in which case the Timber Percentage would be 91.058%.

f.                “NYSE Closing Price” means the price per share of Parent Common Stock used by the NYSE American to determine compliance with its market capital standards.

4.              Continuing Effectiveness; Entire Agreement. Except as expressly modified by this Amendment, the Merger Agreement shall remain in full force and effect in accordance with its terms, with each of Parent, Merger Sub and Company ratifying, adopting and affirming the Merger Agreement and otherwise intending to be bound thereby. This Amendment shall be deemed an amendment to the Merger Agreement and shall become effective when executed and delivered by the Parties. Upon the effectiveness of this Amendment, all references in the Merger Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Merger Agreement, as modified by this Amendment.

5.              Miscellaneous. Article X of the Merger Agreement is hereby incorporated into this Amendment mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

BIOPHARMX CORPORATION

By:	/s/ Steven M. Bosacki
Name:	Steven M. Bosacki
Title:	Chief Executive Officer

BITI MERGER SUB, INC.

By:	/s/ Steven M. Bosacki
Name:	Steven M. Bosacki
Title:	Chief Executive Officer

TIMBER PHARMACEUTICALS LLC

By:	/s/ John Koconis
Name:	John Koconis
Title:	Chief Executive Officer